Exhibit 99.1

NGL Energy Partners LP Announces the Completion of the Sale of its 50% Interest in Glass Mountain Pipeline, LLC

TULSA, Okla., -- (BUSINESS WIRE) - NGL Energy Partners LP (NYSE:NGL) today announced that it has closed the sale of its 50% interest in Glass Mountain Pipeline, LLC (“Glass Mountain” or “GMP”) to a fund managed by BlackRock Real Assets in partnership with Navigator Energy Services for total gross consideration of $300 million. NGL intends to use the cash proceeds to repay a portion of its outstanding indebtedness prior to December 31, 2017.

“The closing of the Glass Mountain sale prior to end of the quarter will allow us to reduce our indebtedness and improve our leverage for our fiscal third quarter financials. We are continuing to focus on strengthening our balance sheet through the reduction of leverage and improving our liquidity, credit profile and distribution coverage as we move the Partnership forward,” stated Trey Karlovich, Executive Vice President and Chief Financial Officer of NGL.

Deutsche Bank Securities Inc. served as exclusive financial advisor to NGL. McGrath North served as NGL’s legal counsel.

Morgan Stanley served as exclusive financial advisor to BlackRock Real Assets. Simpson Thacher & Bartlett served as BlackRock Real Assets’ legal counsel.

Forward-Looking Statements

Certain matters contained in this Press Release include "forward-looking statements." All statements, other than statements of historical fact, included in this Press Release may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. For further information, visit the Partnership's website at www.nglenergypartners.com.

SOURCE: NGL Energy Partners LP
NGL Energy Partners LP

Contact:
Trey Karlovich 918-481-1119
Executive Vice President and Chief Financial Officer
trey.karlovich@nglep.com

or

Linda Bridges 918-481-1119
Vice President - Finance and Treasurer
linda.bridges@nglep.com